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                                                                     EXHIBIT 5.1

                                 July 22, 1998





To the Board of Directors
of Owens Corning

Ladies and Gentlemen:

          We are acting as counsel for Owens Corning (the "Company") in connection with the Registration Statement on Form S-3 (Registration No. 333-47961) filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), on March 13, 1998, as amended by Amendment No. 1 filed with the Commission on April 10, 1998 and Amendment No. 2 filed with the Commission on April 16, 1998 (the Registration Statement as amended, at the time it became effective, being hereinafter referred to as the "Registration Statement"), relating to the offering from time to time of up to $1,000,000,000 of unsecured debt securities, as set forth in the Prospectus dated April 16, 1998 (the "Prospectus"), and in connection with the offering by the Company of $400,000,000 aggregate principal amount of 7 1/2% Debentures due August 1, 2018 (the "Debentures") pursuant to a supplement to the Prospectus dated July 22, 1998 filed with the Commission pursuant to Rule 424(b)(2) under the Securities Act (the "Prospectus Supplement").

          The Debentures are being issued pursuant to an Indenture dated as of May 5, 1997 (the "Indenture") between the Company and The Bank of New York, trustee (the "Trustee").

          We are familiar with the corporate proceedings of the Company to date with respect to the issuance and sale of the Debentures, including resolutions of the Board of Directors of the Company authorizing the Indenture and the issuance, offering and sale of the Debt Securities, and we have examined such corporate records of the Company and such other documents and certificates as we have deemed necessary as a basis for the opinions hereinafter expressed.
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          Based on the foregoing, and having regard for such legal
considerations as we have deemed relevant, we are of the opinion that the Debentures have been duly authorized and when authenticated by the Trustee in accordance with the Indenture, and delivered to and paid for by the underwriters pursuant to the Underwriting Agreement, dated July 22, 1998 among the Company and the underwriters named therein, will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors' rights generally and general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

          We hereby consent to the use of this opinion as an exhibit to the Company's Current Report on Form 8-K dated July 22, 1998 and to the use of our name under the heading "Legal Opinions" in the Prospectus and "Validity of the Debentures" in the Prospectus Supplement. In giving this consent, we do not thereby concede that we come within the category of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

                                    Very truly yours,


                                    SHEARMAN & STERLING







DC/AC